Exhibit 99.1


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



               CONGOLEUM CORPORATION REPORTS THIRD QUARTER RESULTS



MERCERVILLE, NJ, NOVEMBER 10, 2005 - Congoleum Corporation (AMEX: CGM) reported today its financial results for the third quarter ended September 30, 2005.

Net sales for the three months ended September 30, 2005 were $60.5 million, compared with net sales of $58.9 million reported in the third quarter of 2004, an increase of 2.8%. Net income for the third quarter of 2005 was $0.3 million, compared with net income of $1.2 million in the third quarter of 2004. Diluted net income per share was $.04 for the third quarter of 2005, compared with diluted net income per share of $0.13 in the third quarter of 2004.

Net sales for the nine months ended September 30, 2005 were $176.2 million, compared with net sales of $173.8 million reported in the first nine months of 2004, an increase of 1.3%. The net loss for the nine months ended September 30, 2005 (which includes a $15.5 million charge for asbestos liabilities) was $14.6 million, or $1.77 per share diluted. Excluding the asbestos-related charge, the Company would have had net income of $830 thousand, or $.10 per share diluted, for the nine months ended September 30, 2005. Net income in the first nine months of 2004 was $2.1 million, or $0.25 per share diluted.

Roger S. Marcus, Chairman of the Board, commented, "We faced some significant challenges in the third quarter which hurt our results. Costs for raw materials and energy, which had already increased significantly during the year, jumped again in the wake of hurricanes Katrina and Rita. In response, we instituted another price increase in October which should offset the latest cost increases at least partially in the fourth quarter and in full by next year. Unfortunately, this latest spike offset the third quarter margin recovery we had planned from price increases we initiated earlier in the year. In addition, our largest distributor reduced their inventory of our products by $1.8 million during the quarter as part of a broader inventory reduction program that we understand is now completed."

"On a positive note, while the hurricanes hurt us on the cost side, they also created an influx of orders for manufactured housing and RV products beginning in September that we expect will benefit us in the fourth quarter and hopefully into 2006. We are also encouraged by the continued sales strength of our industry leading 'Dura' products and excited about other new innovations we are bringing to market in 2006. Our programs to reduce operating expenses also continue to have a positive effect, as evidenced by the fact that we spent $2.4 million less in the third quarter of 2005 than the same period last year despite higher sales. If material costs can hold steady as our price increases catch up, we can see our margins return to more normal levels, which we hope will be the case as we move into 2006."

Mr. Marcus continued "On the reorganization front, we continue to negotiate settlements with insurers as we also press ahead to reach an agreement on a modified reorganization plan. With $164 million in court approved insurance settlements ready to fund our asbestos trust, we are making good progress toward getting a plan confirmed."

Mr. Marcus concluded "Finally, I am sad to say that the Board of Directors regretfully accepted the resignation of Cy Baldwin at its meeting today due to personal health reasons. Cy has been a director of Congoleum since its inception as a public company a decade ago, and I join my fellow directors in thanking him for his years of dedicated service and sage guidance. We will miss him greatly."

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case to obtain and exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum and the Court overruling any objections that may be filed to the plan, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xiii) increases in raw material prices, (xiv) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xvi) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xvii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xviii) product warranty costs, (xix) changes in distributors of Congoleum's products, (xx) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxi) possible future sales by ABI could adversely affect the market for Congoleum's stock, and (xxii) the loss of any key executive would likely harm Congoleum's business. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                                    (Unaudited)
                                                     For the Three               For the Nine
                                                      Months Ended               Months Ended
                                                     September 30,               September 30,
                                                     -------------               -------------
                                                   2005          2004          2005          2004
                                                ----------    ----------    ----------    ----------

Net Sales ...................................   $   60,507    $   58,871    $  176,245    $  173,822

Cost of Sales ...............................       47,270        41,812       135,577       126,326

Selling, General & Administrative Expenses ..       10,556        12,959        48,416        37,961
                                                ----------    ----------    ----------    ----------

Income (Loss) from Operations ...............        2,681         4,100        (7,748)        9,535

Interest Income .............................           91            26           273            26

Interest Expense ............................       (2,670)       (2,417)       (7,788)       (6,976)

Other Income ................................          223           212           638           877
                                                ----------    ----------    ----------    ----------

Income (Loss) before Income Taxes ...........          325         1,921       (14,625)        3,462

Income Tax Expense (Benefit) ................           --           768            --         1,384
                                                ----------    ----------    ----------    ----------
Net Income (Loss) ...........................   $      325    $    1,153    $  (14,625)   $    2,078
                                                ==========    ==========    ==========    ==========

Net Income / (Loss) Per Share, Basic ........   $     0.04    $     0.14    $    (1.77)   $     0.25
                                                ==========    ==========    ==========    ==========
Net Income / (Loss) Per Share, Diluted ......   $     0.04    $     0.13    $    (1.77)   $     0.25
                                                ==========    ==========    ==========    ==========

Weighted Average number of Common Shares
Outstanding - Basic .........................        8,261         8,260         8,261         8,260
                                                ==========    ==========    ==========    ==========
Weighted Average number of Common Shares
Outstanding - Diluted .......................        8,642         8,583         8,261         8,422
                                                ==========    ==========    ==========    ==========

ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures ........................   $    1,485    $      891    $    3,640    $    2,246

Depreciation and Amortization ...............   $    2,745    $    2,831    $    8,371    $    8,545

                             CONDENSED BALANCE SHEET

                    (In thousands, except per share amounts.)
                                   (Unaudited)

                                                               September 30,   December 31,
                                                                   2005            2004
                                                                ----------      ----------
ASSETS:
Cash and cash equivalents ...................................   $   17,658      $   29,710
Restricted Cash .............................................       11,334          15,682
Accounts & notes receivable, net ............................       26,159          17,621
Inventory ...................................................       37,065          39,623
Other current assets ........................................       17,980          15,802
                                                                ----------      ----------

Total current assets ........................................      110,196         118,438

Property, plant & equipment (net) ...........................       75,107          79,550
Other assets (net) ..........................................       14,642          14,894
                                                                ----------      ----------
Total assets ................................................   $  199,945      $  212,882
                                                                ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses & deferred income taxes ..   $   52,330      $   59,440
Revolving credit loan - secured debt ........................       12,595           9,500
Liabilities subject to compromise - current .................       21,377          14,225
                                                                ----------      ----------
Total current liabilities ...................................       86,302          83,165

Liabilities subject to compromise ...........................      135,841         137,290
Long term debt ..............................................           --              --
Other liabilities ...........................................       13,416          13,416
                                                                ----------      ----------
Total liabilities ...........................................      235,559         233,871

Stockholders' equity (deficit) ..............................      (35,614)        (20,989)
                                                                ----------      ----------

Total liabilities & stockholders' equity ....................   $  199,945      $  212,882
                                                                ==========      ==========